SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2009

RED METAL RESOURCES LTD.
(Exact name of registrant as specified in Charter)

Nevada	000-52055	20-2138504
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9
(Address of Principal Executive Offices)

807-345-5380
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below.  The agreements are attached to this Current Report as exhibits.  The discussion below is qualified in its entirety by the full text of the agreements.

Consulting Agreement

On April 1, 2009 Minera Polymet Limitada, our subsidiary, entered into a Consulting Agreement with Minera Farellon Limitada (the “Consultant”).  The term of the Consulting Agreement begins on April 1, 2009 and will end on December 31, 2009, unless extended by the parties.  The services are to be rendered through Kevin Mitchell, who is the manager of Minera Polymet Limitada and the manager and half owner of the Consultant. The other half owner of the Consultant is Richard N. Jeffs, the father of our president.

Pursuant to the terms of the Consulting Agreement, the Consultant will provide project generation and administration (including accounting and labor services) as required by Minera Polymet Limitada.  Project generation and administration fees will be paid at the rate of 1,800,000 pesos (approximately $3,000) per month.  If so requested, the Consultant will also lease to Minera Polymet Limitada 2 trucks, at a cost of 550,000 pesos (approximately $1,000) per month for each vehicle, and a field house and office at a cost of 550,000 peso (approximately $1,000) per month.  All fees are payable in Chilean pesos.  The law of Chile governs the Consulting Agreement.

Amendment No. 2 to Option to Purchase

On April 7, 2009, Minera Polymet Limitada and Minera Farellon Limitada executed Amendment No. 2 to Option to Purchase Contract dated October 10, 2008 (the “Amendment”).  Pursuant to the Amendment, the option term, transfer of royalty and payment of the sale price required under the Option to Purchase Contract have been extended from April 10, 2009 to October 10, 2009.  All other terms and conditions of the Option to Purchase Contract remain the same.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1      Consulting Agreement dated April 1, 2009
Exhibit 10.2      Amendment No. 2 to Option to Purchase Contract

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED METAL RESOURCES LTD.

Dated: April 15, 2009	By:	/s/ Caitlin Jeffs
Caitlin Jeffs Chief Executive Officer and President

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